UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Schedule 14A Information
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )
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☐ Preliminary Proxy Statement
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Blue Bird Corporation
(Name of registrant as specified in its charter)
____________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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February 4, 2022
Dear Fellow Stockholder:
You are hereby invited to attend the 2022 Annual Meeting of Stockholders, which will be held at 9:00 a.m. local time on Wednesday, March 9, 2022, at the Company’s headquarters at 3920 Arkwright Road, Third Floor, Macon, GA 31210.
The accompanying Notice of the Annual Meeting and Proxy Statement provide important information about the meeting and will serve as your guide to the business to be conducted at the meeting. The Company’s 2021 Annual Report to Stockholders is also enclosed.
Your vote is very important to us. We urge you to read the accompanying materials regarding the matters to be voted on at the meeting.
You may submit your proxy either by returning the enclosed proxy card or voting instruction form, or by submitting your proxy via smartphone/tablet or the Internet. If you submit your proxy before the meeting but later decide to attend the meeting in person, you may still vote in person at the meeting.
Thank you for your continued support.
                            Sincerely,

/s/ Matthew Stevenson
Matthew Stevenson
President, Chief Executive Officer and Director
Blue Bird Corporation

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MARCH 9, 2022

NOTICE IS HEREBY GIVEN that the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of Blue Bird Corporation (the “Company”) will be held on Wednesday, March 9, 2022 at the hour of 9:00 a.m. (local time) at the Company’s corporate headquarters at 3920 Arkwright Road, Third Floor, Macon, Georgia 31210, for the following purposes:

1.TO ELECT four (4) Class II members of the Board of Directors named in the Proxy Statement for a term of three (3) years, and until their successors are elected and qualified; and
2.TO RATIFY the appointment of BDO USA, LLP as our independent registered public accounting firm for the current fiscal year ending October 1, 2022; and
To transact such other business that may properly come before the meeting.
Holders of record of the Company’s common stock, $0.0001 par value (the “Common Stock”) at the close of business on January 14, 2022 (the “Record Date”) will be entitled to notice of and to vote at the meeting and any postponements or adjournments thereof. To attend the annual meeting, you must have valid proof of identification and other proof of beneficial ownership of the Company’s Common Stock (such as a brokerage statement reflecting your stock ownership) as of the Record Date.
You may vote by mail, Smartphone/tablet, or the Internet to the extent described in the Company’s Proxy Statement. In light of the COVID 19 pandemic, we will have COVID protective protocols in place for entry to the meeting, including a temperature check, completion of a questionnaire and a requirement to wear a protective face mask.
Audited financial statements as of and for the year ended October 2, 2021 and the related Management’s Discussion and Analysis of Financial Condition and Results of Operations are included in our Annual Report on Form 10-K, such portions of which are also contained in the Annual Report to Stockholders included with this Notice and Proxy Statement.
Whether or not you expect to be present, please mark, sign, date, and return the enclosed proxy promptly in the envelope provided, or vote via smartphone/tablet or the Internet. Submitting the proxy will not affect your right to vote in person if you attend the meeting.

DATED at Macon, Georgia the 4th day of February, 2022.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Matthew Stevenson
Matthew Stevenson
President, Chief Executive Officer and Director
Blue Bird Corporation

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on March 9, 2022: This Proxy Statement is available free of charge on the Internet at: https://www.cstproxy.com/blue-bird/2022.

BLUE BIRD CORPORATION PROXY STATEMENT

BLUE BIRD CORPORATION
PROXY STATEMENT

DATE, TIME AND PLACE OF ANNUAL MEETING; MAILING AND RECORD DATE

Unless otherwise indicated, or the context otherwise requires, “Company”, “Blue Bird”, “we”, “our” or “us” refers to Blue Bird Corporation and its direct and indirect subsidiaries. The Company’s principal executive offices are located at 3920 Arkwright Road, Suite 200, Macon, Georgia 31210.
This proxy statement (this “Proxy Statement”) is furnished in connection with the solicitation of proxies by Blue Bird’s Board of Directors (the “Board”) on behalf of the Company, for use at the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of the Company’s common stock, $0.0001 par value (the “Common Stock”) to be held on Wednesday, March 9, 2022 at the hour of 9:00 a.m. (local time), at the Company’s corporate headquarters at 3920 Arkwright Road, Third Floor, Macon, GA 31210, and at all postponements or adjournments thereof, for the purposes set forth in the accompanying notice of the Annual Meeting (the “Notice of Meeting”).
In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we mailed the Notice of Meeting and this accompanying Proxy Statement on or about February 4, 2022 to our stockholders of record (the “Stockholders”) as of the close of business on January 14, 2022 (the “Record Date”). We also provided access to our proxy materials over the Internet beginning on that date. If you would like to receive an additional printed copy of our proxy materials, you should follow the instructions for requesting such materials included in this Proxy Statement.
RECORD DATE; PROXIES; VOTING
Record Date; Who Can Vote; Votes Per Share
The Board has set January 14, 2022 as the Record Date for determining voter eligibility. At the Meeting, each Stockholder of record of Common Stock at the close of business on the Record Date will be entitled to vote on all matters proposed to come before the Annual Meeting. Each such Stockholder of record will be entitled to one (1) vote per share of Common Stock on each matter submitted to a vote of the Stockholders, as long as those shares are represented at the Meeting, either in person or by proxy. As of the Record Date, there were 31,975,274 shares of Common Stock outstanding.
How to Vote; Submitting Your Proxy; Revoking Your Proxy
You may vote your shares either by voting in person at the Annual Meeting, by submitting a completed form of proxy in the manner described in this Proxy Statement, or by smartphone/tablet or via the Internet. By submitting your form of proxy, you are legally authorizing another person to vote your shares. The persons specified on the enclosed form of proxy are officers of the Company.
If you plan to attend the meeting and vote in person, we will provide a ballot to you when you arrive; however, if your shares are not registered in your name but in the “street name” of a bank, broker or other holder of record (a “nominee”), then your name will not appear in Blue Bird’s record of stockholders, and you are considered a “Beneficial Holder.” Those shares are held in your nominee’s name, on your behalf, and your nominee will be entitled to vote your shares. If you are a Beneficial Holder, please refer to the information from your bank, broker or other nominee on how to submit voting instructions, which includes the deadlines for submission of voting instructions. Beneficial Holders may vote shares held in street name at the Annual Meeting only if they obtain a signed proxy from the record holder (bank, broker or other nominee) giving the Beneficial Holder the right to vote the shares.

Your proxy is revocable. A Beneficial Holder who has given instructions to its nominee with respect to the voting of its Common Stock may instruct the nominee to thereafter revoke the relevant proxy in accordance with the instructions provided to the Beneficial Holder by its bank, broker or other nominee. A registered Stockholder who has submitted a form of proxy may revoke the proxy: (i) by completing, signing and submitting a form of proxy bearing a later date; (ii) by notifying Mr. Paul Yousif, the Company’s Secretary, by email at paul.yousif@blue-bird.com, or in writing to Mr. Paul Yousif, Secretary, c/o Blue Bird Corporation, 3920 Arkwright Road, Suite 200, Macon, Georgia 31210, before the Annual Meeting that you have revoked your proxy, or (iii) you may attend the Annual Meeting, revoke your proxy and vote in person. Attendance at the Annual Meeting will not itself be deemed to revoke your proxy unless you give notice at the meeting that you intend to revoke your proxy and vote in person as described above.
Even if you plan to attend the Annual Meeting, we encourage you to vote in advance so that your vote will be counted if you later decide not to attend the Annual Meeting. Voting your proxy by the Internet, smartphone/tablet or mail will not limit your right to vote at the Annual Meeting if you later decide to attend in person, subject to compliance with the foregoing requirements.
How Your Proxy Will Be Voted; Discretionary Authority of Proxies
The persons named in the accompanying form of proxy will vote the shares of Common Stock in respect of which they are appointed in accordance with the instructions of the Stockholder as indicated in the form of proxy. In the absence of such specification, such Common Stock will be voted at the Annual Meeting as follows:
•FOR the election of each of the director nominees as directors of the Company for a term of three (3) years, and until their successors are elected and qualified; and
•FOR the ratification of BDO USA, LLP as our independent registered public accounting firm for the fiscal year 2022.

The persons named in the accompanying form of proxy are conferred with discretionary authority to vote the shares of Common Stock in respect of which they are appointed on any amendments to or variations of matters identified in the Notice of Meeting and Proxy Statement and on any other matters that are properly brought up at the Annual Meeting. In addition, a Stockholder will confer discretionary authority to the proxy holder in respect of one or more of the items of business identified on the proxy form if the Stockholder properly completes and delivers the proxy but leaves blank the voting selection for that item on the form. In the event that amendments or variations to matters identified in the Notice of Annual Meeting and Proxy Statement, or other matters are properly brought up at the Annual Meeting, it is the intention of the persons designated in the enclosed proxy card to vote in accordance with their discretion and judgment on such matter or business. At the time of printing the Proxy Statement, the members of the Board knew of no such amendments, variations or other matters.
Quorum; Votes Necessary to Approve Proposals
Pursuant to the Company’s Certificate of Incorporation and bylaws, a quorum for the transaction of business at the Annual Meeting is established if holders of a majority in voting power of the Company’s Common Stock issued and outstanding and entitled to vote at the Annual Meeting, are present in person or represented by proxy. For purposes of determining a quorum in accordance with Delaware law, abstentions will be counted as present in determining whether a quorum is established; broker “non-votes” will not be counted towards the establishment of a quorum. Abstentions and broker “non-votes” will not be counted as votes cast and will not affect the voting results for any of the proposals identified in the Notice of Annual Meeting. A broker “non-vote” occurs when a nominee (such as a broker) holding shares for a Beneficial Holder refrains from voting on a particular proposal because the nominee does not have discretionary voting power for that proposal and has not received instructions from the Beneficial Holder on how to vote those shares. Under current NASDAQ Global Market (“Nasdaq”) rules, your broker will not have discretion to vote your uninstructed shares with respect to any of the proposals except the proposal to ratify the appointment of our independent registered public accounting firm.
The proposals being considered and voted on at the Annual Meeting are subject to the following standards for approval:

Proposal 1 - To elect directors, a plurality of the votes cast is required. This means that the four nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Stockholders may not cumulate their votes with respect to the election of directors.
Proposal 2 – The remaining proposal (ratification of the appointment of our auditors) requires the affirmative vote of a majority of the votes cast by stockholders present in person or represented by proxy at the Annual Meeting.
Electronic Availability
In compliance with the proxy rules promulgated by the SEC, our Proxy Statement and 2021 Annual Report to Stockholders are available over the Internet at https://www.cstproxy.com/blue-bird/2022, a website established specifically for access to such materials. Such materials are also available on the Company’s website at www.blue-bird.com.
Cost of Solicitation of Proxies; Tabulation of Votes
The Company will bear the cost of soliciting proxies on behalf of the Company. Our directors, officers and employees may also solicit proxies in person or by telephone, electronic transmission and facsimile transmission. We will not be specially compensating our directors, officers and employees for those services, but they may be reimbursed for their out-of-pocket expenses incurred in connection with the solicitation. We will also reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to Beneficial Holders of our Common Stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us (by required filings with the SEC) regarding beneficial ownership of shares of our Company’s Common Stock on January 14, 2022 by:
•each person who is the beneficial owner of more than five percent (5%) of the outstanding shares of the Common Stock;
•each of our named executive officers, directors and director nominees; and
•all executive officers and directors of our Company as a group.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, or has the right to acquire beneficial ownership of the security within sixty (60) days, including options, rights, warrants or convertible securities that are currently exercisable or exercisable within sixty (60) days. As of the record date, January 14, 2022, there were 31,975,274 shares of Common Stock issued and outstanding.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

Name of Beneficial Owner	Amount of Shares of Common Stock	Percent of Class (%)
5% or Greater Stockholders
ASP BB Holdings LLC (1)	9,530,150	29.8
Coliseum Capital Management, LLC (2)	4,687,500	14.7
T. Rowe Price Group (3)	2,054,778	6.4
Alliance Bernstein L.P. (4)	1,841,626	5.8

Directors, Nominees and Executive Officers
Phil Horlock (5)	619,833	1.9
Thomas A. Roberts (6)	121,093	*
Charles R. (Trey) Jenkins III	14,292	*
Paul Yousif	26,068	*
Gurminder S. Bedi (7)	23,015	*
Chan W. Galbato	27,375	*
Adam Gray (2)	4,687,500	14.7
Douglas Grimm	14,296	*
Kevin S. Penn	—	—
Jared Sperling	—	—
Alan H. Schumacher	23,015	*
Kathleen M. Shaw, Ph.D.	9,243	*
Matthew Stevenson	—	—
All directors and executive officers as a group (13 persons) (8)	5,565,730	17.2

*	Less than one percent.
(1)
Based upon a Schedule 13D/A filed by the reporting persons in March 2021. Certain affiliates of ASP BB Holdings LLC may be deemed to be the beneficial owners of the reported shares, including ASP BB Investco LP, American Securities Partners VII, L.P., American Securities Partners VII(B), L.P., American Securities Partners VII(C), L.P., American Securities Associates VII, LLC, and American Securities LLC. The address of ASP BB Holdings is c/o American Securities LLC, 590 Madison Avenue, 38th Floor, New York, New York 10022.

(2)
Based upon a Schedule 13D filed by the reporting persons in December 2021. Coliseum Capital Management, LLC, a Delaware limited liability company (“CCM”), is the investment advisor to Coliseum Capital Partners, L.P., a Delaware limited partnership (“CCP”), and Blackwell Partners LLC – Series A, a Delaware limited liability company (“Blackwell”), is a separate account investment advisory client of CCM. CCP and Blackwell beneficially own shares of our common stock as follows: CCP owns 3,564,549 (11.2%) shares of Common Stock, and Blackwell owns 1,122,951(3.5%) shares of Common Stock. Therefore, CCM may be deemed to beneficially own the aggregate number of shares reported in the table. Coliseum Capital, LLC, a Delaware limited liability company (“CC”), is the general partner of CCP and thus may be deemed to beneficially own the 3,564,549 shares owned by CCP. Adam Gray (“Gray”), one of our directors, and Chris Shackelton (“Shackelton”) are managers of Coliseum Capital Management. Accordingly, Gray and Shackelton may be deemed to have shared voting and dispositive power with respect to the shares of our capital stock owned by each of CCP and Blackwell and thus may be deemed to beneficially own shares of stock held by these entities. The business address for each of CCM, CCP, CC, Gray and Shackelton is 105 Rowayton Avenue, Rowayton, CT 06853.

(3)	Based upon a Schedule 13G/A filed by the reporting person in February 2021. The address of T. Rowe Price Group, Inc. is 100 East Pratt Street, Baltimore, Maryland 21202.
(4)	Based upon a Schedule 13G filed by the reporting person in February 2021. The address of Alliance Bernstein L.P. is 1345 Avenue of the Americas, New York, New York 10105.
(5)	Includes 229,699shares subject to presently exercisable stock options.
(6)	Includes 66,111 shares subject to presently exercisable stock options.
(7)	Includes 16,243 shares subject to presently exercisable stock options.
(8)	Includes 312,053 shares subject to presently exercisable stock options

PROPOSAL ONE
ELECTION OF DIRECTORS

The Company’s Board is presently comprised of ten (10) members, and is classified into three separate classes of directors. One class of directors is normally elected at each annual meeting of stockholders for a term of three (3) years. At the 2022 Annual Meeting, Stockholders will elect four (4) members to the Board, each of whom will serve as a Class II director, to hold office until the 2025 Annual Meeting of Stockholders. The Board has nominated Chan W. Galbato, Adam Gray, Kathleen M. Shaw, Ph.D. and Matthew Stevenson for election as Class II directors for terms of office of three (3) years, and until their successors are elected and qualified.

Certain Agreements. On December 15, 2021, the Company entered into and consummated a subscription agreement (the “Subscription Agreement”) with Coliseum Capital Partners, L.P., a Delaware limited partnership (“CCP”), and Blackwell Partners LLC – Series A, a Delaware limited liability company (“Blackwell”, and together with CCP, each a “Subscriber”, and together, the “Subscribers”). Coliseum Capital Management, LLC, a Delaware limited liability company (“CCM”), is the investment advisor to CCP and Blackwell is a separate account investment advisory client of CCM. Pursuant to the Subscription Agreement, CCP purchased from the Company 3,564,549 shares of Common Stock, and Blackwell purchased from the Company 1,122,951 shares of Common Stock (together, the “Subject Shares”), at a purchase price of $16.00 per share. The aggregate purchase price for the Subject Shares was $75 million. The Subscribers have been granted certain pre-emptive rights under the Subscription Agreement for so long as the Subscribers are then holding an aggregate number of shares of Common Stock equal to at least 50% of the aggregate number of Subject Shares purchased by the Subscribers. The Subscribers also have certain registration rights, and agreed to certain “stand still” arrangements for a period of one year following the closing of the Subscription Agreement.
In accordance with the Subscription Agreement, the size of the Board of Directors of the Company was increased to 10, and Mr. Adam Gray, co-manager of CCM, was appointed as a Class II member of the Board on December 15, 2021. Pursuant to the Subscription Agreement, CCM has the right to designate one nominee for inclusion in the slate of directors proposed to stockholders for so long as the Subscribers, together with other funds and accounts managed by CCM, hold a number of shares in aggregate equal to at least 2,343,750 shares. Mr. Gray entered into a customary indemnification agreement (the “Indemnification Agreement”) that is consistent with indemnification agreements between the Company and other members of the Board.
A more detailed description of the Subscription Agreement can be found in our Current Report on Form 8-K filed with the SEC on December 16, 2021.
Terms of Our Classified Board. As stated above, the terms of the Class II directors will expire at the 2022 Annual Meeting of Stockholders. The terms of the Class I directors, including Gurminder S. Bedi, Kevin Penn and Alan H. Schumacher, will expire at the Annual Meeting of Stockholders in 2024. The terms of the Class III directors, including Douglas Grimm, Philip Horlock and Jared Sperling, will expire at the Annual Meeting of Stockholders in 2023. See “INFORMATION CONCERNING MANAGEMENT” for more information on our Board members.
It is the intention of the proxy agents named in the proxy, unless otherwise directed, to vote such proxies for the election of the Class II nominees. Should any of such nominees be unable to accept the office of director, an eventuality which is not anticipated, proxies may be voted with discretionary authority for a substitute nominee or nominees designated by the Board.
Recommendation of the Board
The Board unanimously recommends that stockholders vote “FOR” the election of Chan W. Galbato, Adam Gray, Kathleen M. Shaw, Ph.D. and Matthew Stevenson as Class II directors of the Company.

PROPOSAL TWO -
RATIFICATION OF APPOINTMENT OF BDO USA, LLP

BDO USA, LLP served as our independent registered public accounting firm for the fiscal year ended October 2, 2021 and has been selected to serve as our independent registered public accounting firm for the 2022 fiscal year ending October 1, 2022. The Board proposes that Stockholders ratify this selection at the Annual Meeting. Management is not aware that such firm nor any of its members or associates has or has had during the past year any financial interest in us, direct or indirect, or any relationship with us other than in connection with their professional engagement.
Stockholder ratification of this appointment is not required. The Board has submitted this proposal to the Stockholders because it believes the Stockholders’ views on the matter should be considered, and if the proposal is not approved, the Board may reconsider the appointment. Representatives of BDO USA, LLP are expected to be present at the Annual Meeting.
Recommendation of the Board
The Board unanimously recommends that stockholders vote “FOR” the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the 2022 fiscal year.

INFORMATION CONCERNING MANAGEMENT
Directors and Executive Officers
Our current directors, nominees for director and executive officers are set forth below.

Name	Age*	Position
Matthew Stevenson	43	President and Chief Executive Officer; Director
Razvan Radulescu	47	Chief Financial Officer
Paul Yousif	47	Senior Vice President and General Counsel; Corporate Treasurer/Secretary
Gurminder S. Bedi	74	Director
Chan W. Galbato	59	Director
Adam Gray	56	Director
Douglas Grimm	59	Director
Philip Horlock	65	Director
Kevin Penn	60	Director, Chairman
Alan H. Schumacher	75	Director
Jared Sperling	30	Director
Kathleen M. Shaw, Ph.D.	60	Director
*As of January 15, 2022.
Class I Directors

Gurminder S. Bedi has been a Class I director of the Company since February 23, 2015, and is a private investor. He served as Vice President of Ford Motor Company from October 1998 until his retirement after a 30 year career in December 2001. From 1998 until his retirement, Mr. Bedi was the Vice President of North America Truck, responsible for vehicle development and business and technical strategies. At Ford, his positions included President of Ford Argentina and Brazil, head of North American Quality and a variety of other senior management positions in product development, manufacturing and strategy. Mr. Bedi was, until December 2014, Chairman of Compuware Corporation (NASDAQ: CPWR) and served on its audit and governance committees. Mr. Bedi is a director of KEMET Corporation (NYSE: KEM), serving on its governance and compensation committees, and previously served as a director of Actuant Corporation (NYSE: ATU), serving on its governance and compensation committees. A graduate of George Washington University with a B.S. degree in Mechanical Engineering, Mr. Bedi also earned an M.B.A. with a concentration in Finance from the University of Detroit. Mr. Bedi has been selected to serve on our board of directors because of his experience and education in finance. Moreover, with his strong background in the automotive, truck and bus sector, Mr. Bedi provides our Company and the board of directors with in-depth knowledge of the industry.
Kevin Penn has been a Class I director of the Company since June 3, 2016, and has served as a Managing Director of American Securities LLC since 2009. Mr. Penn is currently Chairman of the Board of Blue Bird Corporation and Learning Care Group, as well as a director of Frontier Spinning Mills and Ulterra Drilling Technologies. Mr. Penn is also a director of Unified Logistics, an investment of ACI Capital Co., LLC. Prior to joining American Securities, Mr. Penn founded and headed ACI Capital Co., LLC (in 1995). Previously, Mr. Penn was Executive Vice President and Chief Investment Officer for a family investment company, First Spring Corporation, where he managed private equity, direct investment, and public investment portfolios. Earlier in his career, Mr. Penn was a Principal with the private equity firm Adler & Shaykin, and was a founding member of the Leveraged Buyout Group at Morgan Stanley & Co. Mr. Penn holds a B.S. degree in Economics from the University of Pennsylvania’s Wharton School of Business and an M.B.A. degree from Harvard Business School with high distinction. Mr. Penn has been selected to serve on our board of directors based on his knowledge of School Bus Holdings and his experience as a board member of, and executive with, private equity firms that invest in other manufacturing companies.

Alan H. Schumacher has been a Class I director of the Company since February 23, 2015, and was a member of the Federal Accounting Standards Advisory Board from 2002 through June 2012. Mr. Schumacher has 23 years of experience working in various positions at American National Can Corporation and American National Can Group, where from 1997 until his retirement in 2000, he served as Executive Vice President and Chief Financial Officer and from 1988 through 1996, he served as Vice President, Controller and Chief Accounting Officer. Mr. Schumacher has served as a director of School Bus Holdings since 2008. He is also a director of Albertsons Companies Inc., Evertec Inc., Pendrick Capital LLC and Warrior MetCoal. Mr. Schumacher was a director of Anchor Glass Container Inc. from 2003 to 2006, of Equable Ascent Financial, LLC from December 2009 through February 2012, of Quality Distribution Inc. from 2004 to August 2015, of Noranda Aluminum Holding Corporation from 2008 to November 2016, and of BlueLinx Holdings, Inc. from 2004 to May 2021. Mr. Schumacher holds a B.S. degree in Accounting from the University of Illinois at Chicago and an M.B.A. degree from Roosevelt University. Mr. Schumacher has been selected to serve on our board of directors based on his financial and accounting expertise (including his qualification as a financial expert), experience in the oversight of financial reporting and internal controls, experience as an officer and director of public companies and his knowledge of School Bus Holdings.
Class II Directors
Chan W. Galbato has been a Class II director of the Company since February 24, 2015, and has been the Chief Executive Officer of Cerberus Operations & Advisory Company, LLC (“COAC”) since March 2012. He joined COAC as a Senior Operating Executive in 2009. Prior to joining COAC, Mr. Galbato was President and CEO of the Controls Group of businesses for Invensys plc, a global technology company. Prior to his position with Invensys, he served as President of Services and of the commercial distribution arm of companies for The Home Depot; President and Chief Executive Officer of Armstrong Floor Products, a division of Armstrong World Industries; Chief Executive Officer of Choice Parts, a joint venture start-up; and President and Chief Executive Officer of Coregis Insurance Company, a GE Capital company. He spent 14 years with General Electric Company, holding several operating and finance leadership positions within their various industrial divisions (including Transportation Locomotive Systems, Aircraft Engines, Medical Systems and Appliances).
Mr. Galbato serves as co-Chairman of publicly traded Albertsons Companies, Inc. and Chairman of KBS Group Holdings, LLC, and as a director of publicly traded KORE Group Holdings, Inc., publicly traded AutoWeb, Inc., Electrical Components International, Inc., FirstKey Homes LLC, and Staples Solutions B.V. In addition, Mr. Galbato served as Chairman of the Board of School Bus Holdings from 2009 to June 2016. Mr. Galbato also served as Chairman of publicly traded Avon Products, Inc., Lead Director of publicly traded Brady Corporation, Chairman of YP Holdings, LLC, Chairman of Guilford Mills, Inc., Chairman of North American Bus Industries, Inc., director of New Avon LLC, director of DynCorp International, director of Steward Health Care, LLC, and director of Tower International.
Mr. Galbato holds an M.B.A. degree from the University of Chicago and a B.A. degree in Economics from the State University of New York. Mr. Galbato has been selected to serve on our board of directors based on his knowledge of Blue Bird Corporation and his operational experience with large companies.
Adam Gray has been a Class II director of the Company since December 15, 2021, and previously served as a director of the Company from February 2015 until September 2017. Mr. Gray is a co-founder and managing partner of Coliseum Capital Management, LLC, a private firm that makes long-term investments in both public and private companies, which he co-founded in December 2005. In addition to serving as a director of Blue Bird Corporation, Mr. Gray also currently serves on the board of directors of Purple Innovation, Inc. and NFI Group (formerly New Flyer Industries, Inc.). Mr. Gray previously served on the board of directors of The Pas Group Limited, RedFlex Holdings Limited, DEI Holdings, Inc. and Benihana Inc. Previously, Mr. Gray served as Executive Vice President, Strategic Projects and Capital Management, at Burger King Corporation, held several executive positions with Metromedia Restaurant Group, and worked at Kluge & Co. and within the Merchant Banking Group of Morgan Stanley and Co. Mr. Gray holds a B.S.E. degree in Finance from the University of Pennsylvania’s Wharton School of Business and a B.S. degree in Mechanical Engineering from the University of Pennsylvania’s School of Engineering & Applied Science. Mr. Gray was selected to serve on our board of directors based on his background in finance and his prior experience as an executive officer of operating companies.

Kathleen M. Shaw, Ph.D. has been a Class II director of the Company since March 5, 2019, and serves as Senior Affiliate at HCM Strategists, Inc., a women-owned consulting firm. At HCM she leads a national study of community college finance policy and provides consultation to multiple states regarding postsecondary policy. Prior to joining HCM she served as Executive Director of Research for Action (“RFA”) from 2009 to 2020. Research for Action is an independent educational research organization focused on using research to improve educational equity and student outcomes in the K - 16 educational pipeline. Dr. Shaw has extensive interaction with education funders, advocates and policymakers at the local, state and national levels. During her service with Research for Action, Dr. Shaw oversaw a five-fold growth in the organization, expanded the scope and reach of its work, and increased its prominence in local, state and national education debates. Dr. Shaw is a nationally known postsecondary expert and has studied and participated in the development and implementation of educational policy at the institutional and state level for over 20 years. Prior to her arrival at RFA, Dr. Shaw served as Deputy Secretary for Postsecondary and Higher Education in the Pennsylvania Department of Education, where she was responsible for developing and implementing a wide range of policies designed to strengthen the K - 16 educational pipeline. She currently sits on the Board of Directors of the West Chester Area School District, where she chairs the Education Committee, serves as the Board’s Legislative Liason, and serves as a member of the Student Services Committee. Dr. Shaw’s prior experience includes a decade at Temple University as a faculty member and Chair of the Department of Educational Leadership and Policy Studies. Dr. Shaw holds a B.A. degree in English and American Studies from Colby College and a Ph.D. in Education from the University of Michigan. Dr. Shaw has been selected to serve on our board of directors based on her extensive experience in the educational system in the United States.
Matthew Stevenson has been a Class II director of the Company since November 1, 2021. Mr. Stevenson was appointed President of the Company effective July 1, 2021, and was appointed President and Chief Executive Officer of the Company effective November 1, 2021. Mr. Stevenson has held various roles during his 20-plus year career in the commercial vehicle industry. From 2020 until he joined the Company, he served as an independent advisor for the public company Hyliion, Inc. in the commercial vehicle electric powertrain market, as well as private equity firms in the consumer services space. He also founded and, from 2020 until he joined the Company, served as a board member of a portfolio company, National Pool Partners GP Inc., backed by Imperial Capital Group Ltd., a mid-market private equity firm specializing in consumer services and distributed workforce companies. From 2017 through 2019, Mr. Stevenson served as President of Terminix Residential, the largest subsidiary of ServiceMaster Global Holdings, Inc., a Fortune 1000 Company providing a variety of residential and commercial services. From 2016 through 2017, Mr. Stevenson served as President and General Manager of Meritor WABCO, a leading provider of brake and safety components for truck and trailer manufacturers. Prior to that, Mr. Stevenson held executive leadership roles at Bridgestone Americas, Inc., Meritor, Inc., and Daimler Trucks North America, Inc. Mr. Stevenson holds a B.S. degree in Management with Marketing Concentration from Kettering University and an M.B.A. degree from the University of Michigan Ross School of Business. Mr. Stevenson has been selected to serve on our board of directors based on his extensive automotive and commercial vehicle industry experience and his position as the Company’s President and Chief Executive Officer.
Class III Directors
Douglas Grimm has been a Class III director of the Company since April 1, 2017. Mr. Grimm is the owner and Chief Executive Officer of V-to-X, LLC, which is focused on advising and investing in the mobility sector, since April 2017. From December 2015 to April 2017, Mr. Grimm served as President and Chief Operating Officer of Metaldyne Performance Group (NYSE: MPG). Mr. Grimm was previously (starting in August 2014) Co-President in connection with the merger of Grede Holdings LLC, HHI Group Holdings and Metaldyne LLC, three established automotive suppliers. Mr. Grimm has also served as Chairman, President and Chief Executive Officer of Grede Holdings LLC and its legacy business, Citation Corporation, since January 2008. Prior to co-founding Grede Holdings LLC, Mr. Grimm served as Vice President - Global Ford, Materials Management, Powertrain Electronics & Fuel Operations of Visteon Corporation, from 2006 to 2008. Prior to that time, Mr. Grimm spent five years at Metaldyne as a Vice President in various executive positions, including Commercial Operations, General Manager of Forging and Casting Operations, as well as having responsibility for global purchasing and quality. Before joining Metaldyne in 2001, Mr. Grimm was with Dana Corporation, and served in various executive positions including Vice President - Global Strategic Sourcing. Prior to that, Mr. Grimm spent 10 years at Chrysler Corporation in progressive management positions.

Mr. Grimm serves as Chairman of the Board of Electrical Components International, Inc. and serves as a director of Coda Jamie Holdings, LLC and GST Autoleather Holding Corporation. Mr. Grimm holds a B.A. degree in Economics and Management from Hiram College (OH), and an M.B.A. degree from the University of Detroit. Mr. Grimm has been selected to serve on our board of directors based on his extensive executive experience in the automotive industry.
Philip Horlock has been a Class III director of the Company since February 24, 2015, and served as President and Chief Executive Officer of the Company from February 24, 2015 to October 31, 2021. Subsequently, Mr. Horlock served as a Senior Advisor to the Company until December 31, 2021, at which time Mr. Horlock became a consultant to the Company, which will continue until December 31, 2022. Mr. Horlock served as School Bus Holdings’ President and Chief Executive Officer from April 2011 to October 31, 2021. Mr. Horlock served as School Bus Holdings’ Chief Financial Officer and Chief Administrative Officer from January 2010 until April 2011. Before joining School Bus Holdings, Mr. Horlock spent over 30 years with Ford Motor Company, where he held senior executive positions in Finance and Operations worldwide. His last three positions with Ford were Chairman & CEO of Ford Motor Land Development, Controller of Corporate Finance, and CFO Ford Asia Pacific & Africa. While at Ford, Mr. Horlock served on the Advisory Board of Mazda Motor Corporation and also previously served as a director of LoJack Corporation. Mr. Horlock holds a B.S. degree in Psychology and Mathematics from Sheffield University in England. He also completed the Ford Executive Development Program (Capstone) through the University of Michigan. Mr. Horlock has been selected to serve on our board of directors based on his extensive automotive and school bus industry experience and the results that he has achieved with School Bus Holdings during his tenure.
Jared Sperling has been a Class III director of the Company since August 20, 2020, and has been an Associate of American Securities LLC since 2016. Prior to joining American Securities, Mr. Sperling worked at Goldman Sachs from 2014 to 2016, where he focused on mergers and acquisitions and capital transactions in the Consumer Retail and Healthcare Group. Mr. Sperling holds a B.S. degree in Applied Physics from Yale University and an M.B.A. degree from Harvard Business School. Mr. Sperling has been selected to serve on our board of directors based on his experience with a private equity firm that invests in manufacturing companies.
Executive Officers
    Information on our current executive officers (other than Mr. Stevenson) is provided below.
    Razvan Radulescu was appointed Chief Financial Officer of the Company effective October 1, 2021. Prior to this appointment, Mr. Radulescu was employed in various management positions by Daimler AG, since 2000. He has over 20 years of experience at Daimler AG in various roles of increasing responsibility in Finance and Controlling, as well as Procurement, including IT and Compliance. From 2020 until he joined the Company, Mr. Radulescu served as General Manager – Procurement and Global Lead Cab Interior/Exterior and Aftersales, for Daimler Trucks North America (“DTNA”), responsible for all production and aftersales purchases, as well as the Global Daimler Trucks Cab Interior/Exterior parts and aftersales. From 2017 to 2020, Mr. Radulescu served as CFO of the Global Powertrain Trucks Business Unit in Stuttgart, Germany. From 2013 to 2017, Mr. Radulescu served as Controller – Freightliner Trucks for DTNA. Mr. Radulescu holds a B.S. degree in Computer Science from the Academy of Economics Studies in Bucharest, Romania and an M.B.A. degree from Case Western Reserve University.
Paul Yousif was appointed General Counsel and Corporate Treasurer of the Company in December 2016 and was also appointed a Senior Vice President of the Company in December 2020. From 2011 to February 2015, Mr. Yousif served as School Bus Holdings’ Vice President of Legal Affairs/Corporate Treasurer, and he served as the Company’s Vice President of Legal Affairs, Corporate Treasurer and Corporate Secretary upon completion of the Business Combination in February 2015 until December 2016. Mr. Yousif has held the position of Corporate Treasurer since joining School Bus Holdings in 2007, and has held the position of Corporate Secretary since 2011. Mr. Yousif’s current role also includes managing Treasury, Payroll, Accounts Receivable and Accounts Payable. Immediately prior to joining School Bus Holdings, Mr. Yousif worked for Visteon (an automotive component manufacturer) from 2000 to 2007, holding various management positions including Manager of Global Materials Analysis, and CFO of GCM-Visteon, LLC (a manufacturing joint venture between Nissan and Visteon). Mr. Yousif holds a B.S. degree in Business Administration from the University of Detroit and a Juris Doctor and Master of Science in Taxation from Wayne State University.

CORPORATE GOVERNANCE AND BOARD MATTERS
Classified Board of Directors

Our board of directors is classified into three classes, each comprising as nearly as possible one-third of the directors to serve three-year terms. Mr. Galbato, Mr. Gray, Dr. Shaw and Mr. Stevenson have been elected to serve in Class II, which term will expire at our 2022 Annual Meeting of Stockholders. Messrs. Grimm, Horlock and Sperling have been elected to serve in Class III, which term will expire at our 2023 Annual Meeting of Stockholders. Messrs. Bedi, Penn and Schumacher have been elected to serve in Class I, which term will expire at our 2024 Annual Meeting of Stockholders.
Pursuant to the Subscription Agreement executed and consummated in December 2021, Mr. Adam Gray was elected to our Board. See “PROPOSAL ONE – ELECTION OF DIRECTORS” for more information on the Subscription Agreement.
Director Independence
Nasdaq listing standards require that a majority of our board of directors be independent unless we are a “controlled company.” An “independent director” is defined under the Nasdaq rules generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.
Our Board has determined that each of our directors, other than Mr. Horlock and Mr. Stevenson, is an “independent director” as defined in the Nasdaq listing standards and applicable SEC rules. Our independent directors have regularly scheduled meetings at which only independent directors are present.
Board Membership Diversity
In accordance with Nasdaq’s new Board Diversity Rules (Rule 5605(f) and Rule 5606), the following Board Diversity Matrix presents our Board diversity statistics. The rule’s minimum diversity objective is two diverse directors, including one who self-identifies as female, and one who self-identifies as either an underrepresented minority or LGBTQ+. “Underrepresented Minority” means an individual who self-identifies as one or more of the following: Black or African American, Hispanic or Latinx, Asian, Native American or Alaska Native, Native Hawaiian or Pacific Islander, or Two or More Races or Ethnicities. “Two or More Races or Ethnicities” means a person who identifies with more than one of the following categories: White (not of Hispanic or Latinx origin), Black or African American, Hispanic or Latinx, Asian, Native American or Alaska Native, Native Hawaiian or Pacific Islander. Our Board currently includes two diverse directors.

Board Diversity Matrix (As of January 15, 2022)
Total Number of Directors	10
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	1	9	0	0
Part II: Demographic Background
African American or Black	0	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	1	0	0
Hispanic of Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	1	8	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	0
Stockholder Communications with the Board of Directors
Our corporate governance guidelines provide that our Chairman and our Chief Executive Officer are responsible for establishing effective communications with our Stockholders. Our Board has implemented a process for Stockholders to send communications to our Board and to specific individual directors.
Stockholders who wish to communicate directly with our Board, or any individual director, should direct communications in writing to our Corporate Secretary, Blue Bird Corporation, 3920 Arkwright Road, Suite 200, Macon, Georgia 31210, or by email to paul.yousif@blue-bird.com. The communication must contain a clear notation indicating that it is a “Board Communication” or “Director Communication.” All such communications must identify the author and clearly state whether the intended recipients are all members of the Board or just certain specified individual directors. The Corporate Secretary will make copies of all such communications and circulate them to the appropriate director or directors.
The Company’s “whistleblower” policy prohibits the Company or any of its employees from retaliating or taking any adverse action against anyone for raising a concern. If a Stockholder or employee nonetheless prefers to raise his or her concern in a confidential or anonymous manner, the concern may be directed to the Audit Committee Chairman at the Company’s headquarters or by telephone at 1-866-766-1953.
Leadership Structure and Risk Oversight
The Board does not have a lead independent director. Kevin Penn is our Chairman of the Board. Although we do not have a formal policy regarding the separation of the CEO and Chairman of the Board positions, at this time those positions are held by two separate individuals, Mr. Stevenson and Mr. Penn.

The Board does not have a formal risk management committee, but administers this oversight function through various standing committees of the Board. The Audit Committee maintains responsibility for oversight of financial reporting-related risks, including those related to our accounting, enterprise risk management assessments, auditing and financial reporting practices, which includes internal controls over financial reporting. The Audit Committee also review reports and considers any material allegations regarding potential violations of our Company’s Code of Ethics. The Compensation Committee oversees risks arising from our compensation policies and programs. The Compensation Committee also has responsibility for evaluating and approving our executive compensation and benefit plans, policies and programs.
Employee, Officer and Director Hedging
The Company’s Insider Trading policy prohibits hedging transactions by officers, directors and employees.
Annual Meeting Attendance
The Board encourages all of its members to attend the Annual Meeting of Stockholders. All director nominees and all continuing directors are encouraged to be personally present or to attend the Annual Meeting of Stockholders by teleconference. All directors attended the 2021 Annual Meeting either in person or by teleconference.
Board Meetings
The Board held six (6) meetings during fiscal 2021. The Board has three (3) standing committees: an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee, each as further described below. Each standing committee has the right to retain its own legal and other advisors.
All directors attended 75% or more of the aggregate of (i) the total number of meetings of the Board (held during the period for which each has been a director); and (ii) the total number of meetings held by all committees of the Board on which each served (during the periods that they served) during our fiscal year ended October 2, 2021.
Committees of the Board of Directors
The standing committees of our Board currently consist of an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee.
Audit Committee
Our Audit Committee consists of Messrs. Bedi, Grimm, and Schumacher, with Mr. Schumacher serving as the Chairman of the Audit Committee. We believe that each of these individuals qualifies as an independent director according to the rules and regulations of the SEC and Nasdaq with respect to audit committee membership. The Board has determined that Mr. Schumacher qualifies as our “audit committee financial expert,” as such term is defined in Item 407 of Regulation S-K, and that each member of the Audit Committee is financially literate.
Our Board has adopted a written charter for the Audit Committee, which is available on our corporate website at www.blue-bird.com. The Audit Committee reviews and assesses the adequacy of its charter annually. The Audit Committee met seven (7) times in fiscal 2021.
Responsibilities of the Audit Committee include, among others contained in its charter:
•the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm and any other independent registered public accounting firm engaged by us;

•pre-approval of all audit and non-audit services to be provided by the independent registered public accounting firm or any other independent registered public accounting firm engaged by us engaged for the purpose of preparing or issuing an audit report or performing any audit, review or attestation services, and establishing pre-approval policies and procedures;

•oversight, review and discussion with management and the independent registered public accounting firm of audit results, our financial statements, financial disclosures and related financial reporting and internal control matters, including oversight of the internal audit function;

•oversight and monitoring of the Company’s compliance policies and practices with respect to legal and regulatory requirements and codes of conduct;

•review and discussion with the independent registered public accounting firm of all relationships the independent registered public accounting firm has with us in order to evaluate its continued independence;

•setting clear hiring policies for employees or former employees of the independent registered public accounting firm;

•setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing the firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and assessment of the independent registered public accounting firm’s independence and all relationships between the independent registered public accounting firm and the Company;

•review and approval of any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to our entering into such transaction; and

•review with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

•Annual review of the Company’s enterprise risk management assessment
Compensation Committee
Our Compensation Committee consists of Messrs. Penn, Galbato and Sperling, with Mr.  Penn serving as the Chairman of the Compensation Committee. We believe that each of these individuals qualifies as an independent director according to Nasdaq requirements.
Our Board has adopted a written charter for the Compensation Committee, which is available on our corporate website at www.blue-bird.com. The Compensation Committee reviews and assesses the adequacy of its charter annually. The Compensation Committee met six (6) times in fiscal 2021.
Responsibilities of the Compensation Committee include, among others contained in its charter:
•review and approval on an annual basis of the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the compensation (if any) of our Chief Executive Officer based on such evaluation;

•review and approval of the compensation of all of our other executive officers;

•review and approval of our executive compensation policies, plans and programs;

•implementation and administration of our equity-based compensation plans;

•assisting management in complying with our SEC filings and annual report disclosure requirements;

•approval of all special perquisites, special cash payments and other special compensation and benefits arrangements for our executive officers and employees;

•approving our Compensation Discussion and Analysis (“CD&A”) disclosures and producing a report on executive compensation to be included in our annual proxy statement (if required by law); and

•review, evaluation and recommendation of changes, if appropriate, to the remuneration for directors.

The Compensation Committee charter also provides that the Compensation Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and is directly responsible for the appointment, compensation and oversight of the work of any such adviser. Before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the Compensation Committee will consider the independence of each such adviser, including the factors required by the SEC and Nasdaq.

In March 2015, the Compensation Committee retained Meridian Compensation Partners, LLC to provide advice to the Compensation Committee, as requested from time to time, in connection with matters pertaining to executive and director compensation. The scope of the engagement pursuant to the engagement letter includes general guidance on executive and director compensation matters, advice on the Company’s executive pay philosophy and compensation peer group, advice on the design of incentive plan and other compensation programs, the provision of comprehensive competitive market studies and market data, and updates on best practices and changes in the regulatory or corporate governance environment. The Compensation Committee had no material interactions with Meridian Compensation Partners in fiscal years 2020 or 2021.
Corporate Governance and Nominating Committee
Our Corporate Governance and Nominating Committee consists of Dr. Shaw and Messrs. Galbato and Penn, with Mr. Galbato serving as the Chairman of the Corporate Governance and Nominating Committee. We believe that each of these individuals qualifies as an independent director according to Nasdaq requirements.
Our Board has adopted a written charter for the Corporate Governance and Nominating Committee, which is available on our corporate website at www.blue-bird.com. The Corporate Governance and Nominating Committee reviews and assesses the adequacy of its charter annually. The Corporate Governance and Nominating Committee met four (4) times in fiscal 2021.
Responsibilities of the Corporate Governance and Nominating Committee include, among others contained in its charter:
•identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our Board;

•overseeing the organization of our Board and making recommendations to the Board regarding the Board’s size, composition, membership in the staggered classes, composition of Board committees, the process for filling vacancies and the tenure of members;

•developing and recommending to our Board a set of corporate governance guidelines and principles applicable to us; and

•leading the Board in the annual review of the Board and management.

In considering a candidate for election to our Board, the Corporate Governance and Nominating Committee will carefully evaluate all relevant qualifications and experience of such candidate in order to assess such person’s ability to be a valuable and contributing member of our Board. Such evaluation shall be made without regard to race, religion, gender, ancestry, national origin or disability. Although the Board does not have a formal policy with regard to the consideration of diversity in identifying director nominees, our Board currently includes two diverse directors as specified under Nasdaq rules, and the Corporate Governance and Nominating Committee will consider diversity in evaluating and identifying potential future director nominees.
Stockholder Nominations
Our Corporate Governance and Nominating Committee will consider candidates for the Board recommended by Stockholders. To recommend director candidates, Stockholders must follow all rules of the SEC and the Company’s bylaws. Below is a summary of the requirements contained in our bylaws:
Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Company. Nominations of persons for election to the Board at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as set forth in the Company’s notice of such special meeting, may be made (i) by or at the direction of the Board, or (ii) by any stockholder of the Company (x) who is a stockholder of record on the date of the giving of the notice for such meeting and on the Record Date for the determination of stockholders entitled to vote at such meeting and (y) who complies with the notice procedures set forth in the Company’s bylaws.
In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Company. To be timely, a stockholder’s notice to the Secretary must be received by the Secretary at the principal executive offices of the Company (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 45 days before or after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Company; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by the Company.
A stockholder’s notice to the Secretary must set forth (i) as to each person whom the stockholder proposes to nominate for election as a director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of capital stock of the Company that are owned beneficially or of record by the person and (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and (ii) as to the stockholder giving the notice (A) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the nomination is made, (B) the class or series and number of shares of capital stock of the Company that are owned beneficially and of record by such stockholder and the beneficial owner, if any, on whose behalf the nomination is made, (C) a description of all arrangements or understandings relating to the nomination to be made by such stockholder among such stockholder, the beneficial owner, if any, on whose behalf the nomination is made, each proposed nominee and any other person or persons (including their names), (D) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (E) any other information relating to such stockholder and the beneficial owner, if any, on whose behalf the nomination is made that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

If the Board or the chairman of the meeting of stockholders determines that any nomination was not made in accordance with the bylaws, then such nomination shall not be considered at the meeting in question. Notwithstanding the foregoing, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting of stockholders of the Company to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Company.
In addition to the foregoing, a Stockholder shall also comply with all of the applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein.
Code of Ethics
We have adopted a Code of Ethics that applies to all of our employees, including our chief executive officer, chief financial officer and principal accounting officer. Our Code of Ethics is available on our website at www.blue-bird.com. If we amend or grant a waiver of one or more of the provisions of our Code of Ethics, we intend to satisfy the requirements under Item 5.05 of Form 8-K regarding the disclosure of amendments to or waivers from provisions of our Code of Ethics that apply to our principal executive officer, principal financial officer and principal accounting officer by posting the required information on our website at the above address.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Policies and Procedures for Related Person Transactions
Our board of directors has adopted a written related person transaction policy that sets forth the policies and procedures for the review and approval or ratification of related person transactions. Our policy requires that a “related person” (as defined in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our general counsel any “related person transaction” (defined as any transaction that is reportable by us under Item 404(a) of Regulation S-K in which we are or will be a participant and the amount involved exceeds $120,000 and in which any related person has or will have a direct or indirect material interest) and all material facts with respect thereto. The general counsel will promptly communicate such information to our Audit Committee or another independent body of our Board. No related person transaction will be entered into without the approval or ratification of our Audit Committee, another independent body of our Board, or the independent disinterested members of our Board. It is our policy that directors interested in a related person transaction will recuse themselves from any such vote. Our policy does not specify the standards to be applied by our Audit Committee or another independent body of our Board in determining whether or not to approve or ratify a related person transaction, although such determinations will be made in accordance with Delaware law.
Related Person Transactions
There were no related person transactions in fiscal 2020 or fiscal 2021, except as disclosed below.

Philip Horlock, a director and formerly our President and Chief Executive Officer (“CEO”), entered into a Transition Agreement with the Company, dated June 21, 2021, which includes a related Consulting Agreement, which agreements superseded any other compensation agreements between Mr. Horlock and the Company, including Mr. Horlock’s prior Employment Agreement. Mr. Horlock resigned from the office of President on July 1, 2021, and resigned from the office of CEO on October 31, 2021. Mr. Horlock continued employment with the Company as Senior Advisor through December 31, 2021 (the “Termination Date”) at his then current salary. Pursuant to the Consulting Agreement, which commenced on January 1, 2022, Mr. Horlock will receive cash compensation at the same rate as his previous annual salary of $800,000, plus reimbursement of service-related expenses (excluding self-employment taxes and medical insurance coverage), and is expected to provide substantial consulting services to the Company as requested by the Board of Directors or the Chief Executive Officer. The term of the Consulting Agreement is one year, ending on December 31, 2022.

The Transition Agreement and Consulting Agreement were approved by the independent members of the Board of Directors.

DIRECTOR AND EXECUTIVE COMPENSATION
This section discusses the material components of the executive compensation programs for Blue Bird’s Named Executive Officers who are identified in the Summary Compensation Table below, as well as our director compensation programs. For fiscal 2021, we qualified as a “smaller reporting company” as defined in SEC rules and are providing the scaled disclosures permitted by applicable SEC rules and regulations.

Our named executive officers (the “Named Executive Officers”) for fiscal 2021 include: Phil Horlock, our former Chief Executive Officer (until October 31, 2021); Tom Roberts, our former Chief Administrative Officer (until October 31, 2021); Charles “Trey” Jenkins, our former Chief Operating Officer (until October 1, 2021); and Paul Yousif, our Senior Vice President and General Counsel.

Compensation Program Objectives and Structure
Our compensation programs are directed by the Compensation Committee of the Board of Directors (the “Committee” or the “Compensation Committee”), composed exclusively of independent directors. See “Corporate Governance and Board Matters” for a description of the Compensation Committee’s duties and responsibilities. The compensation programs are designed to attract and retain high-quality executives, link incentives to the Company’s performance and align the interests of management with those of our stockholders. The Compensation Committee believes these programs offer compensation that is competitive with companies that operate in our industry. Our compensation framework has the following principal components:
Key Compensation Policies
The Company emphasizes pay for performance and equity-based incentive programs designed to compensate executives for achieving operational and strategic success goals set each fiscal year. Historically, our key compensation policies and philosophy have included the following:

•Incentive-based pay (“pay for performance”) is intended to constitute a majority of the Named Executive Officers’ total compensation.
•Adjusted EBITDA is the key metric (75%) in the annual incentive compensation program, with Adjusted Free Cash Flow as a contributing metric (25%).
•Individual incentive-based pay is based on achievement of financial performance metrics (70%) and on individual performance as measured against our performance management program (30%).
•There are no significant perquisites for executive officers.

•The Company does not discount, backdate, reprice or grant equity awards retroactively.
•The Company prohibits the hedging or pledging of Company stock or purchasing stock on margin for directors and executive officers.
•The Company may claw back executive officer incentive compensation where a financial restatement is caused by fraud and the incentive compensation was based on financial results impacted by the restatement.
Components of Short-Term Performance Compensation
•Salary – The fixed amount of compensation for performing day-to-day responsibilities.
•Annual incentive cash compensation – Annual cash awards that focus on the attainment of Company performance targets as measured, historically, by Adjusted EBITDA and Adjusted Free Cash Flow. See “Annual Management Incentive Plan.”

Components of Long-Term Performance Compensation
•Our equity- and cash-based Omnibus Equity Incentive Plan – Annual awards that focus on long-term growth in stockholder value, including annual performance targets as measured, historically, by Adjusted EBITDA and Adjusted Free Cash Flow. Our long-term equity-based incentive compensation program (“LTI awards”) currently consists of stock options and restricted stock units.

The Compensation Committee believes that this combination of salary, cash incentives and equity-based compensation provides appropriate incentives for executives to deliver superior operating results and stockholder returns. Prior to fiscal 2020, the Compensation Committee had not significantly changed its programs and practices in the past three fiscal years. As a result of the impact of the coronavirus pandemic on the Company’s operations, the Compensation Committee exercised its discretionary authority to determine the awards to be vested under the program for fiscal 2020.

The Named Executive Officers and all U.S. salaried employees are eligible to participate in the Company’s tax qualified retirement savings plan. The Company does not provide any other significant perquisites or executive benefits to its Named Executive Officers.
Annual Management Incentive Plan (“MIP”). This program provides yearly cash incentives for the Named Executive Officers to achieve annual Company operating profit and cash flow goals. Subject to the funding maximums established by the Committee that are described below, the Committee sets annual performance goals, targets and maximum awards for each Named Executive Officer, expressed as a percentage of base salary.
Historically, the Committee has chosen Adjusted EBITDA, or operating profit, as the chief financial metric for this program because the Company uses this measure as a useful way to measure ongoing operational performance between fiscal periods by excluding decisions on capital investment, financing and certain other significant initiatives or transactions that might otherwise impact the review of the profitability of the business based on present market conditions and other factors. When setting incentive compensation goals for the Named Executive Officers, the Committee believes that corporate performance is an appropriate measure of individual performance. Accordingly, the majority of the annual incentive compensation for each of the Named Executive Officers is based upon Company Adjusted EBITDA performance. The Adjusted EBITDA goal is proposed by Company management and approved by the Committee after the fiscal year end when the Company’s financial statements for the fiscal year have been completed. The target levels represent an amount of Adjusted EBITDA that the Committee determines is attainable with excellent performance under expected economic conditions. The remaining annual incentive compensation for the Chief Executive Officer and the other Named Executive Officers has historically been based upon Adjusted Free Cash Flow goals determined by the Committee. The Committee assesses annual goal achievement and approves awards for the Named Executive Officers. The aggregate cash bonus payment is net of the Adjusted EBITDA minimum target goal.

The MIP rewards our executive officers for achievement of specific financial targets. Cash awards are made after the end of each fiscal year (after completion of the audited financial statements) based upon the achievement of MIP Adjusted EBITDA targets and Adjusted Free Cash Flow targets, which are set at the beginning of the fiscal year. “MIP Adjusted EBITDA” means net income before interest, taxes, depreciation and amortization, adjusted to add back certain significant charges such as (i) product design changes; (ii) transaction related costs; or (iii) discrete expenses related to major cost cutting initiatives. “Adjusted Free Cash Flow” means net cash provided in continuing operations less cash paid for fixed assets and acquired intangible assets and adjusted to add back certain significant charges such as (i) product design changes; (ii) transaction related costs; (iii) discrete expenses related to major cost cutting initiatives; or (iv) costs directly attributed to the COVID-19 pandemic, as well as any other adjustments as approved by the Committee.

The Compensation Committee approves the financial performance targets under the MIP on an annual basis, and has sole discretion to make adjustments to the performance targets. For both fiscal 2020 and fiscal 2021, the Compensation Committee established target bonuses for Mr. Horlock at 150% of his salary, and for each of Messrs. Roberts and Jenkins at 100% of his salary, and for Mr. Yousif at 50% of his salary. Awards under the MIP performance formula are historically based 75% on Blue Bird’s MIP Adjusted EBITDA and 25% on Blue Bird’s

Adjusted Free Cash Flow. Individual awards are determined based on the achievement of the financial performance metrics (70%) and on individual performance as measured against our performance management program (30%).

The table below reflects the scale for fiscal 2021:

MIP Adjusted EBITDA (75% of Award)
Actual Adjusted EBITDA ($Mils)	Percent of Target Bonus	Weighted Percentage of Target Bonus
$40.0 *	50.0%	37.5%
$45.0	100.0%	75%
$50.0	150.0%	112.5%
$55.0	200.0%	150.0%
$60.0	250.0% **	187.5%

*    No bonus award will be paid if MIP Adjusted EBITDA is below $40.0 million.
**    The award is capped at 250%.

Adjusted Free Cash Flow (25% of Award)
Adjusted Free Cash Flow ($Mils)	Percent of Target Bonus	Weighted Percentage of Target Bonus
$(4.0) *	50.0%	12.5%
$1.1	100.0%	25.0%
$6.0	150.0%	37.5%
$11.0	200.0%	50.0%
$16.0	250.0% **	62.5%

*    No bonus award will be paid if Adjusted Free Cash Flow is less than $(4.0) million.
**    The award is capped at 250%.

The table below reflects the scale for fiscal 2020:

MIP Adjusted EBITDA (75% of Award)
Actual Adjusted EBITDA ($Mils)	Percent of Target Bonus	Weighted Percentage of Target Bonus
$85.0 *	50.0%	37.5%
$90.0	100.0%	75%
$95.0	150.0%	112.5%
$100.0	200.0%	150.0%
$105.0	250.0% **	187.5%

*    No bonus award will be paid if MIP Adjusted EBITDA is below $85.0 million.
**    The award is capped at 250%.

Adjusted Free Cash Flow (25% of Award)
Adjusted Free Cash Flow ($Mils)	Percent of Target Bonus	Weighted Percentage of Target Bonus
$27.4 *	50.0%	12.5%
$32.4	100.0%	25.0%
$37.4	150.0%	37.5%
$42.4	200.0%	50.0%
$47.4	250.0% **	62.5%

*    No bonus award will be paid if Adjusted Free Cash Flow is less than $27.4 million.
**    The award is capped at 250%.
After the financial results for the preceding fiscal year are available, the Compensation Committee meets in order to determine the bonuses to be granted under the MIP for the preceding fiscal year’s performance. In addition to reviewing whether the established financial targets are met, the Compensation Committee has sole discretion to adjust the actual award amounts based whether our business is continuing to improve, including adjustments to the performance metrics if deemed appropriate by the Committee. MIP awards based on a particular fiscal year’s performance and reflected in the Summary Compensation Table are paid in December of each year (the first fiscal quarter of the succeeding fiscal year), upon completion of our audited financial statements.

Based on fiscal 2021 results, there were no MIP cash awards.

No cash awards were made under the fiscal 2020 MIP as the performance targets were not met due to the negative financial impacts of the Covid 19 pandemic on the Company’s operations.

    Omnibus Equity Incentive Plan (“Incentive Plan”). The Company’s long-term incentive program has historically included annual grants of stock option and restricted stock unit (“RSU”) awards under our Incentive Plan. In the past two fiscal years, options and RSU’s have been awarded to certain executives based on the attainment of the performance criteria under the MIP and vest over three years, with a maximum forfeiture of 50% of the awards for failure to achieve the MIP target goals.

Awards under our Incentive Plan may consist of restricted stock or units, stock appreciation rights, incentive stock options, non-qualified stock options, phantom stock, cash-based awards, performance shares or units, or any combination of the foregoing. We believe that the various awards available under the Incentive Plan give us greater flexibility to respond to market-competitive changes in equity compensation practices. We have been using a mix of stock options and RSUs in order to accomplish the performance and retention objectives of our long-term incentive program. The Committee may tie the awards to performance goals in its discretion, and has the authority to modify performance criteria or waive such criteria in its discretion.

The mix of stock options and RSUs varies by organizational level and has changed over time. Our Named Executive Officers currently receive 25% or 50% (depending upon the officer position) of the award value in the form of non-qualified stock options and 50% or 75% (depending upon the officer position) of the award value in the form of RSUs. Every year, it is our goal to provide our Named Executive Officers with grants that are motivational while using the shares available for grant in a responsible manner. Messrs. Horlock, Roberts, and Jenkins received 25% of their equity awards in the form of non-qualified stock options and 75% of their equity awards in the form of RSUs in fiscal 2020 and 2021. Mr. Yousif received 50% of his equity awards in the form of non-qualified stock options and 50% of his equity awards in the form of RSUs in fiscal 2020 and 2021.

    Stock Options. Stock options are granted by the Committee annually after the end of the fiscal year (and completion of the audited financial statements) and are not repriced, backdated or purchased by the Company. The number of options is determined by reference to the MIP award formulas for each participating employee, including the Named Executive Officers. The exercise price of stock options is generally the closing price of the Company’s stock on the date of grant. Historically, options become exercisable over a three-year vesting period upon achievement of the annual MIP goals and expire ten years after the date of grant. Unvested options are forfeited upon termination unless termination is by reason of death or disability. Vesting is accelerated in the event of a change in control. Beginning in fiscal 2020, LTI awards are subject to a maximum 50% forfeiture in the event that there is a failure to achieve the MIP target goals.

    RSUs. RSUs are granted by the Committee annually after the end of the fiscal year (and completion of the audited financial statements). The number of restricted shares is determined by reference to the above described MIP award formula for all participants. The RSUs are valued at the closing price of the Company’s stock on the date of grant. Historically, the RSUs vest over a three-year period upon achievement of the annual MIP goals and provided that the recipient is in the service of the Company. Unvested shares are forfeited upon termination. All shares vest immediately upon a change in control. Beginning in fiscal 2020, LTI awards are subject to a maximum 50% forfeiture in the event that there is a failure to achieve the MIP target goals.

    The Committee determined at its meeting in December 2020 to vest the applicable tranches of the fiscal 2018, 2019 and 2020 LTI awards at 75%, under the Committee’s discretionary authority. The Committee determined at its meeting in December 2021 to vest the applicable tranches of the fiscal 2020 and 2021 awards at 50% according to the minimum vesting threshold found in the respective grants. See the “Summary Compensation Table” for additional information on the dollar value of these awards.
Fiscal 2022 Compensation Program. For fiscal 2022, the Compensation Committee approved the MIP (the “2022 MIP”) with the performance formula tied to Adjusted EBITDA only, including a 50% payout if the minimum EBITDA amount is achieved, 100% payout for achievement of the target EBITDA amount, and a cap of 200% for achievement of the aspirational target. The fiscal 2022 LTI award program will be similar in plan design and methodology as the fiscal 2021 program; provided, however, that all share awards will be priced at $20.00 per share. The Committee also approved a fiscal 2022 Special One-Time Retention LTI Award, which will be time-based only and vest in four tranches. The first tranche will vest on July 1, 2022, and the remaining three tranches will vest annually thereafter on July 1, 2023, July 1, 2024, and July 1, 2025.

Stockholder Approval for the Company’s Executive Compensation Programs
At the 2020 Annual Meeting, our Stockholders voted on an advisory basis to approve the compensation of the Named Executive Officers (known as a “say-on-pay” vote), and also voted on an advisory basis on how frequently our Stockholders will vote on the executive compensation of our Named Executive Officers (known as a “say-on-frequency” vote). At the 2020 Annual Meeting, our Stockholders approved our Named Executive Officers’ compensation, and approved the frequency of a say-on-pay vote to be every three years. Our next say-on-pay vote will occur at the 2023 Annual Meeting. Our next say-on-frequency vote will occur at the 2026 Annual Meeting.
Fiscal 2021 Director Compensation
The following table sets forth the compensation paid to each person who served as a director of the Company in fiscal 2021. Mr. Horlock, our President and Chief Executive Officer until October 31, 2021, did not receive any additional compensation for his service as a director. Our directors do not receive option awards, non-

equity incentive plan compensation or nonqualified deferred compensation earnings, and therefore those categories are omitted in the table below.

2021 Director Compensation Table
Name	Fees earned or paid in cash	Stock Awards ($)	All Other Compensation	Total ($)
Gurminder S. Bedi	$43,750	$50,000	—	$93,750
Chan Galbato	$48,750	$50,000	—	$98,750
Douglas Grimm	$43.750	$50,000	—	$93,750
Phil Horlock	—	—	—	—
Kevin Penn, Chairman (1)	$70,625	—	$75,000	$145,625
Alan Schumacher	$63,750	$50,000	—	$113,750
Kathleen M. Shaw, Ph.D.	$43,750	$50,000	—	$93,750
Jared Sperling (1)	$43,750	---	$50,000	$93,750

(1)All director compensation payable to Messrs. Penn and Sperling has been assigned by them to American Securities, LLC, pursuant to an agreement. In lieu of a stock award, Messrs. Penn and Sperling were awarded a cash payment as shown under “All Other Compensation,” which will be paid in the identical manner as the settlement of RSUs awarded to other Board members.

    With the exception of Messrs. Penn and Sperling, our independent directors each received awards of RSUs in fiscal 2021, which are reflected in the Stock Awards column in the table above. Each RSU represents the contingent right to receive one (1) share of the Company’s Common Stock on the vesting schedule provided in the awards, currently twelve (12) months after the grant date. The settlement date for the RSUs is the earlier of the date when the director’s service terminates, or consummation of a change of control of the Company.

Historically, our directors receive a quarterly cash payment of $12,500 for service as a director. Committee chairs receive an additional $5,000 fee, except the Audit Committee Chair receives a $10,000 fee. The Chairman of our Board receives a quarterly cash payment of $18,750 reflecting his/her incremental responsibilities and workload. Effective September 2020, the Board voluntarily agreed that, on a temporary basis, the quarterly cash payment was to be reduced by 25% in light of the impact of the Covid 19 pandemic. The regular quarterly cash payment was restored in April 2021.

Summary Compensation Table

The following table provides information regarding the compensation awarded to, earned by or paid to our Named Executive Officers for fiscal 2021 and fiscal 2020:

							Nonqualified
						Non-equity	deferred
Name and				Stock	Option	incentive plan	compensation	All other
principle	Fiscal	Salary	Bonus	awards	awards	compensation	earnings	compensation	Total
position	year	($)	($)	($)(1)	($) (1)	($) (2)	($)	($)	($)

Philip Horlock,	2021	720,000	—	3,185,336	1,501,127	—	—	18,500	5,424,963
President and	2020	786,666	—	869,154	312,802	—	—	50,408	2,019,030
Chief Executive
Officer(3)

Tom Roberts,	2021	337,500	—	737,984	344,574	—	—	22,337	1,442,395
Chief	2020	368,750	—	232,808	83,800	—	—	40,370	725,728
Administrative
Officer(3)

Trey Jenkins,	2021	300,625	—	60,943	22,807	—	—	7,296	391,671
Chief	2020	266,771	—	85,517	54,042	—	—	22,075	428,405
Operating
Officer(4)

Paul Yousif,	2021	231,499	—	19,894	22,340	—	—	5,044	278,777
SVP and General	2020	235,719	—	51,886	55,829	—	—	9,726	353,160
Counsel

(1)    The Named Executive Officers have been awarded RSUs and stock option awards under the 2015 Omnibus Equity Incentive Plan. These awards vest in three annual tranches over a period of three years and are contingent upon the achievement of the performance targets set annually under the MIP (currently subject to a maximum forfeiture of 50%), as described above under “Annual Management Incentive Plan (“MIP”).” The amounts in these columns are the aggregate grant date fair values of each respective award computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“ASC Topic 718”). Each fiscal year reflects applicable vested tranches of the respective awards. Refer to Note 15, Share-Based Compensation, included in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on December 15, 2021 for the relevant assumptions used to determine the valuation of our equity awards. In fiscal 2021 for Messrs. Jenkins and Yousif, none of the awards that vest contingent upon the achievement of applicable performance targets are reflected in the table as the Company did not achieve such targets and the Compensation Committee did not use its discretionary authority to otherwise vest such awards. In fiscal 2021 for Messrs. Horlock and Roberts, 100% of the awards that vest contingent upon the achievement of applicable performance targets are reflected in the table despite the Company not achieving such targets as the Compensation Committee determined that all of their previously unvested LTI awards would vest in connection with their announced resignation from the office of CEO and retirement, respectively, as discussed in further detail below. In fiscal 2020, 75% of the awards that vest contingent upon the achievement of applicable performance targets vested pursuant to the discretionary authority of the Compensation Committee.
(2) Amounts included in the “Non-equity incentive plan compensation” column relate to the MIP cash bonus. Amounts shown in the table were paid in the subsequent fiscal year based on the prior year’s performance. See “Annual Management Incentive Plan (“MIP”)” above for a description of this plan.
(3) Mr. Horlock and Mr. Roberts retired from their offices on October 31, 2021.
(4) Mr. Jenkins was separated from employment with the Company on October 1, 2021.

“All other compensation” is comprised of the following for each of the Named Executive Officers:
•For Mr. Horlock, $0 (2021) and $19,090 (2020) for the use of an automobile, $15,500 (2021) and $10,284 (2020) for premiums for disability and life insurance paid by us for Mr. Horlock’s benefit, $0 (2021) and $16,759 (2020) for travel expenses, and $3,000 (2021) and $4,275 (2020), as a contribution by us to Blue Bird’s 401(k) plan on behalf of Mr. Horlock to match a pre-tax deferral contribution (included under “Salary”) made by Mr. Horlock to that plan.
•For Mr. Roberts, $0 (2021) and $11,270 (2020) for the use of an automobile, $19,993 (2021) and $17,088 (2020) for premiums for disability and life insurance paid by us for Mr. Roberts’ benefit, $0 (2021) and $5,137 (2020) for travel expenses, and $2,344 (2021) and $6,875 (2020), as a contribution by us to Blue

Bird’s 401(k) plan on behalf of Mr. Roberts to match a pre-tax deferral contribution (included under “Salary”) made by Mr. Roberts to that plan.
•For Mr. Jenkins, $0 (2021) and $9,310 (2020) for the use of an automobile, $4,858 (2021) and $4,324 (2020) for premiums for disability and life insurance paid by us for Mr. Jenkins’ benefit, and $2,438 (2021) and $8,441 (2020), as a contribution by us to Blue Bird’s 401(k) plan on behalf of Mr. Jenkins to match a pre-tax deferral contribution (included under “Salary”) made by Mr. Jenkins to that plan.
•For Mr. Yousif, $3,094 (2021) and $3,051 (2020) for premiums for disability and life insurance paid by us for Mr. Yousif’s benefit, and $1,950 (2021) and $6,675 (2020), as a contribution by us to Blue Bird’s 401(k) plan on behalf of Mr. Yousif to match a pre-tax deferral contribution (included under “Salary”) made by Mr. Yousif to that plan.
Omnibus Equity Incentive Plan
Under our Omnibus Equity Incentive Plan (the “Incentive Plan”), the Committee currently may grant an aggregate of 5,200,000 shares of common stock in the form of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, incentive bonus awards, other cash-based awards and other stock-based awards.
In our fiscal year 2021, we granted 9,345 RSUs to our Board members (excluding Messrs. Penn and Sperling), and 285,099 RSUs and options to purchase 258,273 shares of Common Stock to management employees. The RSUs awarded to our Board members vest twelve (12) months after the grant date. The awards to our management employees vest annually over a three-year period based upon the achievement of the performance criteria under the MIP, subject to a maximum forfeiture of 50% for failure to achieve performance targets and subject to any discretionary adjustments by our Compensation Committee.
Tax-Qualified Retirement Plan
Blue Bird has a tax-qualified retirement savings plan, the Blue Bird Employee Retirement Savings Plan (the “401(k) Plan”), under which participating employees may contribute up to the yearly statutory maximum under IRS guidelines into their 401(k) Plan accounts. In addition, under the 401(k) Plan, Blue Bird matches amounts contributed by the participant up to a certain percent of earnings, not to exceed the statutory maximum. Blue Bird historically made matching contributions under the 401(k) Plan at a rate of 50% of the first 6% of eligible compensation contributed by participants; effective October 1, 2020, the Company suspended the matching contributions. The Company restored matching contributions effective July 1, 2021. The 401(k) Plan also allows Blue Bird to make discretionary profit-sharing contributions to the 401(k) Plan accounts for the benefit of participating employees for any calendar year in an amount determined by the Board.
Employment Agreements and Other Arrangements with Named Executive Officers
Philip Horlock. Philip Horlock and School Bus Holdings, Inc. (“SBH”) entered into an Employment Agreement dated as of April 1, 2011, as amended by a First Amendment dated as of June 1, 2012 (referred to collectively as “Mr. Horlock’s Employment Agreement”). Following completion of the business combination transaction in 2015, Mr. Horlock’s Employment Agreement became an obligation of the Company.
Mr. Horlock’s Employment Agreement provided for an initial base salary of $500,000, subject to annual increases as determined by the Board in its discretion. Mr. Horlock’s base salary in fiscal 2021was $800,000. Mr. Horlock was subject to a 20% salary reduction between September 1, 2020 and April 1, 2021. Mr. Horlock was also eligible for an annual cash bonus award based on Blue Bird’s performance. Mr. Horlock’s Employment Agreement also contained confidentiality provisions (indefinitely), and noncompetition and non-solicitation (of customers, suppliers and employees) provisions, for a period of 24 months following termination of his employment.
Mr. Horlock entered into a Transition Agreement with the Company, dated June 21, 2021, which included a related Consulting Agreement, which agreements superseded any other compensation agreements between Mr. Horlock and the Company, including Mr. Horlock’s prior Employment Agreement. Mr. Horlock resigned from the office of President on July 1, 2021, and resigned from the office of CEO on October 31, 2021. On such date, Mr. Horlock’s unvested LTI awards vested at 100%, with stock options remaining exercisable for a period of five years. Mr. Horlock was also entitled to receive not less than the overall percentage payout approved by the Compensation Committee with respect to his fiscal 2021 MIP bonus. Mr. Horlock continued employment with the Company as Senior Advisor through December 31, 2021 (the “Termination Date”). Mr. Horlock is entitled to receive a pro rata MIP bonus for fiscal 2022, for his service during the first fiscal quarter.

Pursuant to the Consulting Agreement, which commenced on January 1, 2022, Mr. Horlock will receive cash compensation at the same rate as his previous annual salary of $800,000, plus reimbursement of service-related expenses (excluding self-employment taxes and medical insurance coverage), and is expected to provide substantial consulting services to the Company as requested by the Board of Directors or the Chief Executive Officer. The term of the Consulting Agreement is one year, ending on December 31, 2022. Mr. Horlock will be subject to continued compliance with his previously existing restrictive covenants.

Tom Roberts. Tom Roberts’ Offer Letter from the Company served as the basis of his employment as Chief Administrative Officer, which commenced on November 2, 2015 at an initial base salary of $300,000 per year. Mr. Roberts’ base salary for fiscal 2021 was $375,000. Mr. Roberts was subject to a 20% salary reduction between September 1, 2020 and April 1, 2021. Mr. Roberts was also entitled to receive an annual bonus under the MIP and participation in the Company’s employee benefit plans and programs. Mr. Roberts also had a Severance Agreement providing generally for 12 months’ severance upon a qualifying termination, and he was subject to certain restrictive covenants.
Mr. Roberts entered into a Retirement Agreement with the Company, dated June 21, 2021, which superseded any other compensation agreements between Mr. Roberts and the Company, including Mr. Roberts’ existing Severance Agreement. Mr. Roberts retired from employment with the Company on October 31, 2021. On such date, all of Mr. Roberts’ unvested LTI awards vested at 100%, with vested stock options remaining exercisable for a period of five years. Mr. Roberts was also entitled to receive not less than the overall payout percentage approved by the Compensation Committee with respect to his fiscal 2021 MIP bonus. Mr. Roberts’ will be subject to continued compliance with his existing restrictive covenants.
Trey Jenkins. On September 29, 2021, the Board of Directors of the Company approved the separation from employment with the Company of Mr. Jenkins, effective October 1, 2021. The Chief Operating Officer position will not be continued. Mr. Jenkins will receive severance compensation pursuant to his existing May 2012 Severance Agreement (up to six months’ continuation of salary and group health insurance, subject to certain conditions). Mr. Jenkins received 50% vesting of the applicable tranches of his fiscal 2021 and fiscal 2020 LTI awards in December 2021. Mr. Jenkins’ remaining unvested stock-based compensation was forfeited.
Paul Yousif. Paul Yousif’s Offer Letter from the Company serves as the basis of his employment as Treasurer, and now also Senior Vice President and General Counsel, which commenced on August 14, 2008 at a base salary of $145,000 per year. Mr. Yousif’s current base salary is $267,800. The Offer Letter includes the ability of Mr. Yousif to receive an annual bonus under the MIP and participation in the Company’s employee benefit plans and programs.
Pursuant to a related Severance Agreement with Mr. Yousif, if Mr. Yousif’s employment is terminated without cause (such a termination is referred to as a “Qualifying Termination”), he continues to comply with his confidentiality (indefinitely), non-solicitation and noncompetition (for 12 months) obligations, and he signs a release, he will be entitled to receive, for a period of 12 months after his termination date, continued monthly salary payments. He will also be entitled to reimbursement for continuation of group health coverage under COBRA.
In addition to the amounts described in the preceding paragraph, upon termination of his employment, Mr. Yousif will also be entitled to accrued but unpaid base salary to the termination date and any employee benefits he may be entitled to under existing employee benefit plans, the unpaid portion of any bonus relating to the calendar year prior to the calendar year of his termination of employment and, in the event of a Qualifying Termination, payment for accrued unused vacation days.

Outstanding Equity Awards at 2021 Fiscal Year-End Table

The following table provides certain information concerning the outstanding equity awards for each Named Executive Officer as of the fiscal year ended October 2, 2021.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Philip Horlock	6,805 49,583 36,977 13,280		21,129(1) 35,447(2) 66,478(3)	15.50 18.10 16.99 20.26	1/3/2027 12/11/2027 12/11/2028 12/11/2029			20,609(1) 34,559(2) 64,815(3)	2,558,038
Tom Roberts	10,857 13,282 9,906 3,557		5,659(1) 9,495(2) 13,355(3)	15.50 18.10 16.99 20.26	1/3/2027 12/11/2027 12/11/2028 12/11/2029			5,518(1) 9,257(2) 13,021(3)	592,611
Trey Jenkins	7,625 6,503 6,868 3,854 1,930		1,544 3,857	15.50 18.10 16.99 20.26 16.20	1/3/2027 12/11/2027 12/11/2028 12/11/2029 12/11/2030			3,010(2) 5,643(3)	184,482
Paul Yousif	2,265		9,446	20.26 16.20	12/11/2029 12/11/2030			1,099(1) 1,473(2) 3,070(3)	120,287

(1)The original awards vest over a three-year period, on December 11, 2019, 2020 and 2021, assuming annual performance criteria have been met, in whole or in part.
(2)The original awards vest over a three-year period, on December 11, 2020, 2021 and 2022, assuming annual performance criteria have been met, in whole or in part.
(3)The original awards vest over a three-year period, on December 11, 2021, 2022 and 2023, assuming annual performance criteria have been met, in whole or in part.

Compensation Committee Interlocks and Insider Participation
Our Compensation Committee currently has three (3) members: Kevin Penn (Chairman), Jared Sperling and Chan W. Galbato.
None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.
Compensation Committee Report
No Compensation Committee report is required.

CERTAIN ACCOUNTING AND AUDIT MATTERS

BDO USA, LLP (“BDO”) was engaged to perform the Company’s annual audit for the fiscal year ended October 2, 2021. Representatives of BDO will be present at the 2022 Annual Meeting of Stockholders to respond to appropriate questions and to make a statement if such representatives so desire.
The Audit Committee of the Board has also engaged BDO as the independent registered public accounting firm for the current fiscal year ending October 1, 2022.
Report of the Audit Committee
The Audit Committee has reviewed and discussed the Company’s audited financial statements as of and for the year ended October 2, 2021 with management and the independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed under the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. In addition, the Audit Committee received from the independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence from the Company and its management. The Audit Committee has considered whether the independent registered public accounting firm’s provision of non-audit services, if any, to the Company is compatible with maintaining the independent registered public accounting firm’s independence. The Audit Committee has concluded that the independent registered public accounting firm is independent from the Company and its management.
The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for the audit. In addition, the Audit Committee met with the Chief Executive Officer and Chief Financial Officer of the Company to discuss the processes that they have undertaken to evaluate the accuracy and fair presentation of the Company’s financial statements and the effectiveness of the Company’s system of disclosure controls and procedures.
In fulfilling its oversight responsibilities and as part of its review of the Company’s 2021 Annual Report on Form 10-K, the Audit Committee met with the Company’s independent registered public accounting firm, with and without management present, to discuss their evaluations of the Company’s internal controls as well as the overall quality of its financial reporting.
The fees paid to the Company’s current and prior independent registered public accounting firms, as well as the policy on pre-approval of audit and non-audit services, are set forth below.
As a result of the reviews and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board and the Board approved the audited financial statements of the Company for inclusion in the Annual Report on Form 10-K for the fiscal year ended October 2, 2021 for filing with the SEC.
This report has been submitted by the Audit Committee comprised of:
Alan Schumacher (Chairman)
Gurminder Bedi
Douglas Grimm
The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended.
Policy on Pre-Approval of Services Provided by Independent Registered Public Accounting Firm
Pursuant to the requirements of the Sarbanes-Oxley Act of 2002, the terms of the engagement with respect to all auditing services and non-audit services to be performed for the Company by its independent registered public accounting firm are subject to the specific pre-approval of the Audit Committee (except where such services are determined to be de minimis under the Exchange Act). All audit and permitted non-audit services to be performed require pre-approval by the Audit Committee in accordance with pre-approval procedures established by the Audit Committee. The procedures require all proposed engagements for services of any kind to be directed to the Company’s principal accounting officer and then submitted for approval to the Audit Committee prior to the beginning of any services.
In fiscal 2020 and fiscal 2021, 100% of the audit, audit-related and tax fees (if any) billed by the independent registered public accounting firm were pre-approved by the Audit Committee or, in the interest of expediency, by the Chairman of the Audit Committee as its designee, with subsequent approval by the Audit Committee at its next scheduled meeting.
The Audit Committee has considered whether the provision of non-audit services by the Company’s independent registered public accounting firm is compatible with maintaining auditor independence and believes that the provision of such services is compatible.
The Audit Committee has considered whether the provision of non-audit services by the Company’s independent registered public accounting firm is compatible with maintaining auditor independence and believes that the provision of such services is compatible.
Independent Registered Public Accounting Firm Fees
    The following table shows the types of services and the aggregate fees billed for such services for the fiscal years ended October 3, 2020 and October 2, 2021 by Blue Bird’s independent registered public accounting firm, BDO. Descriptions of the service types are provided below.

Services Rendered	Fiscal 2020	Fiscal 2021
Audit Fees	$1,671,736	$1,595,178
Audit-Related Fees	30,000	—
Tax Fees	—	—
All Other Fees	—	—
TOTAL	$1,701,736	$1,595,178
Audit Fees
The aggregate audit fees billed by BDO for each of the last two fiscal years include fees for professional services rendered for the audits of the Company’s annual financial statements and internal control over financial reporting and review of financial statements included in the Quarterly Reports on Form 10-Q
Audit-Related Fees
The aggregate audit-related fees billed by BDO include fees for professional services rendered for auditor consents and assistance with and review of other documents filed with the SEC.

Tax Fees

BDO provided no tax services to us in the last two fiscal years.
TRANSFER AGENT AND REGISTRAR
The transfer agent for our securities is Continental Stock Transfer & Trust Company.
DELIVERY OF DOCUMENTS TO STOCKHOLDERS
Pursuant to the rules of the SEC, we and servicers that we employ to deliver communications to our Stockholders are permitted to deliver to two or more Stockholders sharing the same address a single copy of this Proxy Statement. This process, known as “house holding,” reduces the volume of duplicate information received at your household and helps to reduce our expenses. Upon written or oral request, we will deliver a separate copy of this Proxy Statement and Annual Report to Stockholders to any Stockholder at a shared address to which a single copy of such materials was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of the Proxy Statement and Annual Report to Stockholders may likewise request that we deliver single copies of these materials in the future. Stockholders may notify us of their requests by calling or writing Mr. Paul Yousif, General Counsel and Corporate Treasurer, at our principal executive offices at (478) 822-2801, or 3920 Arkwright Road, Suite 200, Macon, Georgia 31210.
FUTURE STOCKHOLDER PROPOSALS
If you intend to bring business before the 2023 Annual Meeting of Stockholders (the “2023 Annual Meeting”), or if you want to nominate one or more directors, you must give timely notice thereof in writing to the Company. Our Secretary must receive this notice at the principal executive offices of the Company no earlier than the opening of business on November 9, 2022 and no later than the close of business on December 9, 2022; provided, however, that in the event that the 2023 Annual Meeting is called for a date that is not within forty five (45) days before or after the anniversary of the last annual meeting (March 9, 2022), notice by the stockholder to be timely must be so received no earlier than the opening of business on the 120th day before the 2023 Annual Meeting and not later than the later of (x) the close of business on the 90th day before the 2023 Annual Meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the 2023 Annual Meeting is first made by the Company.
If you intend to present a proposal at the 2023 Annual Meeting, or if you want to nominate one or more directors at the 2023 Annual Meeting, you must comply with the advance notice provisions of our bylaws. You may contact our Chief Executive Officer or Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.
If you intend to have your proposal included in our Proxy Statement and Proxy Card for our 2023 Annual Meeting, the proposal must be received at our principal executive offices by October 7, 2022, but if the 2023 Annual Meeting is called for a date that is not within thirty (30) days before or after the anniversary of the last annual meeting (March 9, 2022), then the deadline is a reasonable time before we begin to print and send our proxy materials for our 2023 Annual Meeting. Stockholder proposals for the 2023 Annual Meeting must comply with the notice requirements described in this paragraph and the other requirements set forth in SEC Rule 14a-8 to be considered for inclusion in our proxy materials relating to our 2023 Annual Meeting.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We file reports, proxy statements and other information with the SEC as required by the Securities Exchange Act of 1934, as amended. You can read Blue Bird’s SEC filings, including this Proxy Statement, on the Internet at the SEC’s website at https://www.sec.gov. We also make our filings available free of charge on our website (https://www.bluebird.com) as soon as reasonably practicable after we electronically file them with, or furnish them to, the SEC.

If you would like a complete copy of our Annual Report on Form 10-K (at no charge) or additional copies of this Proxy Statement or if you have questions about the proposals to be presented at the Meeting, you should contact us by telephone or in writing:

Paul Yousif
Senior Vice President and General Counsel, Corporate Treasurer
Blue Bird Corporation
3920 Arkwright Road, Suite 200
Macon, Georgia 31210
Tel: (478) 822-2801
Email: paul.yousif@blue-bird.com

OTHER MATTERS
Admission to Meeting
All Stockholders as of the Record Date, or their duly appointed proxies, may attend the meeting. Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date. Only Stockholders as of the Record Date may attend the Annual Meeting. Each Stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Cameras and recording devices will not be permitted at the Annual Meeting.

In light of the current COVID 19 pandemic, we will have COVID protective protocols in place for entry to the meeting, including a temperature check., completion of a questionnaire and a requirement to wear a protective face mask.
Action on Other Matters at the Annual Meeting
At this time, we do not know of any other matters to be presented for action at the Annual Meeting other than those contained in the Notice of Annual Meeting of Stockholders and referred to in this Proxy Statement. If any other matter properly comes before the meeting, it is intended that the proxies will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

Stockholders are urged to vote their shares via smartphone/tablet or the Internet or to date, sign and return promptly the enclosed proxy in the accompanying envelope, which requires no postage if mailed in the United States.

By Order of the Board of Directors,

/s/ Matthew Stevenson
Matthew Stevenson
President, Chief Executive Officer and Director
Blue Bird Corporation
February 4, 2022

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.
Vote by Internet, Smartphone or Tablet - QUICKEASY
IMMEDIATE - 24 Hours a Day, 7 Days a Week or by Mail

BLUE BIRD CORPORATION
Your mobile or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet or by mobile voting must be received by 11:59 p.m., Eastern Time, on March 8, 2022.

INTERNET - www.cstproxyvote.com Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

MOBILE VOTING On your Smartphone/Tablet, open the QR Reader and scan the below image. Once the voting site is displayed, enter your Control Number from the proxy card and vote your shares.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY	MAIL - Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

FOLD HERE DO NOT SEPARATE INSERT IN ENVELOPE PROVIDED

PROXY				Please mark your votes like this	X
THE BOARD OF DIRECTORS FAVORS A VOTE "FOR ALL" IN THE ELECTION OF DIRECTORS IN PROPOSAL 1, AND “FOR” PROPOSAL 2, AND UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE SPACE PROVIDED, THIS PROXY WILL BE SO VOTED.
1. To elect the following four (4) Class II directors to serve for a three-year term until the 2025 Annual Meeting of Stockholders:	FOR ALL	WITHHOLD FOR ALL	FOR ALL EXCEPT	Mark here if you plan to attend the 2022 Annual Meeting of Stockholders:

(1)Chan W. Galbato (2) (1)((2 (2)(2)
(2)Adam Gray
(1)Kathleen M. Shaw, Ph.D.
(1)Matthew Stevenson

(Instruction: To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s name on the line above.)

2. To ratify the appointment of the Company’s independent registered public accounting firm for the 2022 fiscal year.	FOR	AGAINST	ABSTAIN
NOTE: TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS.				CONTROL NUMBER

Signature	Signature, if held jointly			Date	, 2022
Note: Please sign and date this Proxy exactly as name(s) appears on the mailing label. When signing as an attorney, trustee, executor, administrator or guardian, please give your title as such. If a corporation or partnership, give full name by authorized officer. In case of joint tenants, each joint owner must sign.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held March 9, 2022.

The Proxy Statement and our 2021 Annual Report to Stockholders are available at: https://www.cstproxy.com/blue-bird/2022

FOLD HERE DO NOT SEPARATE INSERT IN ENVELOPE PROVIDED

PROXY

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

BLUE BIRD CORPORATION
REVOCABLE PROXY

The undersigned hereby appoints Mr. Matthew Stevenson and Mr. Paul Yousif, and each of them, with full power of substitution to each, the proxies of the undersigned to vote all shares of common stock of Blue Bird Corporation (the “Company”) that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at 9:00 a.m. (local time) on Wednesday, March 9, 2022 at the Company’s corporate headquarters, 3920 Arkwright Road, Third Floor, Macon, Georgia 31210, or at any adjournments or postponements thereof upon the following:

(Continued and to be marked, dated and signed, on the other side)